UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 6, 2018 (June 4, 2018)

Tredegar Corporation
(Exact Name of Registrant as Specified in its Charter)

Virginia	1-10258	54-1497771
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1100 Boulders Parkway Richmond, Virginia	23225
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code:  (804) 330-1000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.          ☐

Item 2.05	Costs Associated with Exit or Disposal Activities.

On June 4, 2018, Tredegar Corporation (“Tredegar” or the “Company”) announced plans to close its facility in Shanghai, China (the “Shanghai Plant”), which primarily produces plastic films used as components for personal care products.  The Company will maintain sales offices in Shanghai and will continue production at its facility in Guangzhou, China.

The Company expects production to cease at the Shanghai Plant by the end of 2018.  Total shutdown and exit costs are estimated at $7.1 million comprised of: (i) retention, severance and related costs ($3.6 million), (ii) customer-related costs ($1.1 million), and (iii) legal, asset disposal and other cash costs ($2.4 million).  In addition, the Company expects non-cash asset write-offs of $0.9 million.  Net annual cash savings from consolidating operations is expected of $1.7 million.  Proceeds from expected property disposals are uncertain.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TREDEGAR CORPORATION

Date: June 6, 2018	By:	/s/ Michael J. Schewel
Michael J. Schewel
Vice President, General Counsel
and Secretary